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                                                        EXHIBIT 3-L

                              STATE OF SOUTH CAROLINA
                                SECRETARY OF STATE

                               ARTICLES OF AMENDMENT


        Pursuant Section 3-10-106 of the 1976 South Carolina Code, as amended, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

1.      The name of the corporation is South Carolina Electric & Gas
        Company.

2. On February 18, 1997 the corporation adopted the following Amendment(s) of its Articles of Incorporation:

                          See Exhibit A attached hereto.

3. The manner, if not set forth in the amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the Amendment shall be effected, is as follows: (if not applicable, insert "not applicable" or "NA").

                                        N/A

4.      Complete either a or b, whichever is applicable.
        a.    __ Amendment(s) adopted by shareholder action.
              At the date of adoption of the amendment, the number of outstanding shares of each voting group entitled to vote separately on the Amendment, and the vote of such shares was:


Number of
 Voting
 Shares   Number of
         Outstanding
          Shares       Number of
                     Votes Entitled
                       to be Cast   Number of Votes
                                     Represented at
                                       the meeting        Undisputed*
                                                         Shares Voted
                                                          For Against


*NOTE: Pursuant to Section 33-10-106(6)(i), the corporation can alternatively state the total number of undisputed shares cast for the amendment by each voting group together with a statement that the number of cast for the amendment by each voting group was sufficient for approval by that voting group.

        b. X Amendment(s) was duly adopted by the incorporators or board of directors without shareholder approval pursuant to 33-6-102(d), 33-10-102 and 33-10-105 of the 1976
              South Carolina Code as amended, and shareholder action was not required.

5. Unless a delayed date is specified, the effective date of these Articles of Amendment shall be the date of acceptance for filing by the Secretary of State (See 33-1-
230(b)):_______________.


DATE____________________               South Carolina Electric & Gas Company


                                        By:___________________________________
                                                           (Signature)

                                           ___________________________________
                                               (Type or Print Name and Office)



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                                FILING INSTRUCTIONS

1. Two copies of this form, the original and either a duplicate original or a conformed copy, must be filed.

2. If the space in this form is insufficient, please attach additional sheets containing a reference to the appropriate paragraph in this form.

3. Filing fees and taxes payable to the Secretary of State at time of filing application.

                      Filing Fee                      $ 10.00
                      Filing tax                        100.00
                      Total                            $110.00

                                              Form Approved by South Carolina
                                                  Secretary of State 1/89






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                                     EXHIBIT A

                  The Board of Directors of South Carolina Electric & Gas Company (the "Company"), pursuant to Section 33-10-106 of the South Carolina Code 1976, as amended, and Section B.2 of Article V of the Restated Articles of Incorporation of the Company, as amended, has, by resolution duly adopted on February 18, 1997, established and designated a new series of its Preferred Stock comprising
______________ shares of the par value of $100 per share, designated "______% Cumulative Preferred Stock," having, in addition to the relative rights, limitations and preferences set forth in Article V of the Restated Articles of Incorporation of the Company, as amended, the following relative rights, limitations and preferences:

        1.    (a)   Subject to the provisions of Section C of Article V
of the Restated Articles of Incorporation of the Company, as
amended, and subject to adjustment pursuant to the provisions of
Subparagraph (b) of this Paragraph 1, dividends shall be payable
upon the        % Cumulative Preferred Stock in the manner
contemplated by said Section C at the rate of ______% of par value per annum.  Dividends shall be cumulative from the date of the
original issuance of the first share of the       % Cumulative
Preferred Stock.

                  (b)If, prior to 18 months after the date of the original issuance of the ______% Cumulative Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that reduce the percentage of the dividends-received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends-Received Percentage"), certain adjustments may be made in respect of the dividends payable by the Company with respect to the _____% Cumulative Preferred Stock, and Post Declaration Date Dividends and Retroactive Dividends (as such terms are defined below) may become payable, as described in the further provisions of this Subparagraph (b).

        The amount of each dividend payable (if declared) per share of ______% Cumulative Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable at the stated dividend rate of ______% (before adjustment) by a factor, which will be the number determined in accordance with the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):


                      1-.35 (1-.70)
                      1-.35 (1-DRP)

        For the purposes of the DRD Formula, "DRP" means the Dividends-Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends-Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends-received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the ______% Cumulative Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in this Subparagraph (b) mean dividends as



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adjusted by the DRD Formula.  The Company's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Company, shall be final and not subject to review absent manifest error.

        Notwithstanding the foregoing, if any such amendment to the Code is enacted after the dividend payable on a dividend payment date has been declared, the amount of the dividend payable on such dividend payment date will not be increased; instead, additional dividends (the "Post Declaration Date Dividends") equal to the excess, if any, of (x) the product of the dividend paid by the Company on such dividend payment date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividend-Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Company on such dividend payment date, will be payable (if declared) to holders of ______% Cumulative Preferred Stock on the record date applicable to the next succeeding dividend payment date or, if the ______% Cumulative Preferred Stock is called for redemption prior to such record date, to holders of ______% Cumulative Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

        If any such amendment to the Code is enacted and the reduction in the Dividends-Received Percentage retroactively applies to a dividend payment date as to which the Company previously paid dividends on the ______% Cumulative Preferred Stock (each, an "Affected Dividend Payment Date"), the Company will pay (if declared) additional dividends (the "Retroactive Dividends") to holders of ______% Cumulative Preferred Stock on the record date applicable to the next succeeding dividend payment date (or, if such amendment is enacted after the dividend payable on such dividend payment date has been declared, to holders of ______% Cumulative Preferred Stock on the record date following the date of enactment), or, if the ______% Cumulative Preferred Stock is called for redemption prior to such record date, to holders of ______% Cumulative Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the excess of (x) the product of the dividend paid by the Company on each Affected
Dividend Payment Date and the DRD Formula (where the DRP used in the DRD Formula would be equal to the greater of the Dividends-Received Percentage and .50 applied to each Affected Dividend
Payment Date) over (y) the sum of the dividend paid by the Company on each Affected Dividend Payment Date. The Company will only make one payment of Retroactive Dividends for any such amendment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Company receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Company or a private letter ruling or similar form of authorization from the IRS to the effect that such amendment does not apply to a dividend payable on an Affected Dividend Payment Date for the ______% Cumulative Preferred Stock, then such amendment will not result in the payment of Retroactive Dividends with respect to such Affected Dividend Payment Date. The opinion referenced in the previous sentence shall be based upon the legislation amending or establishing the DRP or upon a published pronouncement of the IRS addressing such legislation.

        Notwithstanding the foregoing, no adjustment in the dividends payable by the Company shall be made, and no Post Declaration Date Dividends or Retroactive Dividends shall be payable by the Company, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the ______%
Cumulative Preferred Stock that reduces the Dividends-Received
Percentage.



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        In the event that the amount of dividends payable per share of the _____% Cumulative Preferred Stock is adjusted pursuant to the DRD Formula and/or Post Declaration Date Dividends or Retroactive Dividends are to be paid, the Company will give notice of each such adjustment and, if applicable, any Post Declaration Date Dividends and Retroactive Dividends to the holders of ______% Cumulative Preferred Stock.

        2. Subject to the provisions of Sections C and E of Article V of the Restated Articles of Incorporation of the Company, as
amended, on or after             , 2007, the Company, at its
option, may redeem the       % Cumulative Preferred Stock, in whole
or in part, at any time or from time to time, out of funds legally available therefor, at the redemption price of $100 per share plus an amount equal to the dividend (whether or not declared) accrued but not previously paid to but excluding the date of such
redemption, including any adjustments in dividends payable due to changes in the Dividends-Received Percentage.
        3.    The       % Cumulative Preferred Stock is not subject to
any mandatory redemption, sinking fund or other similar provisions.



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